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                                Exhibit (13)(e)

                       SUBSCRIPTION and INVESTMENT LETTER


                                       December 14, 2000



To:      State Street Research Securities Trust
         One Financial Center
         Boston, MA 02111-2690


         The undersigned hereby subscribes to one share (the "Share") of Class A of beneficial interest of State Street Research Concentrated Large-Cap Value Fund (referred to herein as the "Fund"), having a par value of $.001, at a price of $9.43 per share and agrees to pay therefor upon demand in cash the amount of $9.43.

         In connection with your sale of the above share to us, we hereby confirm that we are acquiring the Share for investment for our own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of the Share or of any interest therein. We hereby agree that we will not sell, assign or transfer the Share or any interest therein, except upon repurchase or redemption by the Fund, unless and until you have received an opinion of your counsel indicating to your satisfaction that said sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules or regulations promulgated thereunder.


                                         Very truly yours,

                                         STATE STREET RESEARCH &
                                         MANAGEMENT COMPANY


                                         By: /s/ James M. Weiss
                                             ---------------------------------
                                             James M. Weiss
                                             Executive Vice President